UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2026

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Barings Private Credit Corporation
(Exact name of registrant as specified in its charter)
 _________________________________________________________

Maryland	814-01397	86-3780522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 South Tryon Street, Suite 2500 Charlotte, North Carolina		28202
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (704) 805-7200
N/A
(Former name or former address, if changed since last report.)
_________________________________________________________
Securities registered pursuant to Section 12(b) of the Act: None.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On June 3, 2026, Barings Private Credit Corporation (“Company”), through its wholly-owned subsidiary, BPC Funding 2 LLC (“BPC Funding”), as borrower, entered into a loan and security agreement (the “Wells Loan Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, co-lead manager and swingline lender, MUFG Bank, Ltd., as co-lead manager, U.S. Bank Trust Company, National Association, as collateral agent, U.S. Bank National Association, as collateral custodian, and the lenders party thereto, which provides BPC Funding with a revolving credit facility (the “Wells Credit Facility”). The Company serves as collateral manager and equityholder under the Wells Credit Facility. The initial maximum amount of borrowings available under the Wells Credit Facility is $500 million, with an accordion provision permitting increases to a maximum facility amount of up to $850 million.
Borrowings under the Wells Credit Facility initially bear interest at a per annum rate equal to, in the case of dollar advances, Daily Simple SOFR, and in the case of foreign currency advances, the applicable benchmark in effect for such currency, plus, in each case, an applicable margin of 2.15%. During the reinvestment period, BPC Funding will pay a non-usage fee of: (x) prior to (i) the twelve (12) month anniversary of the closing date and (ii) the five (5) month anniversary of any permitted securitization, 0.50% per annum on the full unused facility amount, and (y) thereafter (i) 0.50% per annum for the unused facility amount up to 35% of the maximum facility amount and (ii) 1.50% per annum for any remaining unused facility amount.
Borrowings under the Wells Credit Facility are subject to compliance with borrowing base requirements, pursuant to which the amount of funds advanced by the lenders to BPC Funding varies depending upon the types of assets in BPC Funding’s portfolio. Assets must meet certain eligibility criteria in order to be included in the borrowing base, and the borrowing base is subject to certain portfolio restrictions including investment size, sector concentrations and investment type.
The period during which BPC Funding may borrow under the Wells Credit Facility expires on June 1, 2029, and the Wells Credit Facility will mature and all amounts outstanding thereunder must be repaid by June 3, 2031.
BPC Funding’s obligations to the lenders under the Wells Credit Facility are secured by a first priority security interest in all of BPC Funding’s portfolio investments and cash. The obligations of BPC Funding under the Wells Credit Facility are non-recourse to the Company, and the Company’s exposure under the Wells Credit Facility is limited to the value of the Company’s investment in BPC Funding.
In connection with the Wells Credit Facility, BPC Funding has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Wells Credit Facility contains customary events of default for similar financing transactions, including if a change of control of BPC Funding occurs. Upon the occurrence and during the continuation of an event of default, Wells Fargo may declare the outstanding advances and all other obligations under the Wells Credit Facility immediately due and payable. The occurrence of an event of default (as described above) triggers a requirement that BPC Funding obtain the consent of Wells Fargo prior to entering into any sale or disposition with respect to BPC Funding’s portfolio investments.
The foregoing description is only a summary of the material provisions of the Wells Loan Agreement and is qualified in its entirety by reference to a copy of the Wells Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 2.03.    Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Loan and Security Agreement, dated as of June 3, 2026, by and among BPC Funding 2 LLC, as borrower, Wells Fargo Bank, National Association, as administrative agent, co-lead manager and swingline lender, MUFG Bank, Ltd., as co-lead manager, Barings Private Credit Corporation, as collateral manager and equityholder, U.S. Bank Trust Company, National Association, as collateral agent, U.S. Bank National Association, as collateral custodian, and the lenders party thereto.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain exhibits and/or schedules have been omitted in accordance with Item 601 of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barings Private Credit Corporation

Date: June 5, 2026	By:	/s/ Elizabeth A. Murray
Elizabeth A. Murray
Chief Financial Officer and Chief Operating Officer